UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934

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Landauer Inc.
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LANDAUER, INC.

2 SCIENCE ROAD, GLENWOOD, ILLINOIS 60425-1586

TELEPHONE (708) 755-7000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the Annual Meeting of Stockholders of Landauer, Inc. will be held at 8755 West Higgins Road, Chicago, Illinois, at 10:00 a.m., local time, on Thursday, February 20, 2014 for the following purposes:

1.To re-elect the three directors identified in this Proxy Statement to hold office for an additional term of three years each.

2.	To vote on the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending September 30, 2014.

3.	To hold a non-binding advisory vote to approve executive compensation.

4.To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on January 6, 2014 are entitled to notice of and to vote at the meeting.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, THE COMPANY STRONGLY URGES YOU TO VOTE VIA THE INTERNET, TELEPHONE, OR REQUEST A PAPER PROXY CARD TO COMPLETE AND RETURN BY MAIL.  IF YOU ATTEND THE MEETING AND VOTE IN PERSON, YOUR PROXY WILL NOT BE USED.

MICHAEL K. BURKE

Senior Vice President and Chief Financial Officer

January 7, 2014

PROXY STATEMENT

APPROXIMATE DATE OF NOTICE:  January 7, 2014

INFORMATION CONCERNING THE PROXY SOLICITATION

This proxy is solicited by the Board of Directors of Landauer, Inc. on behalf of the Company for use at its Annual Meeting of Stockholders to be held on Thursday, February 20, 2014 at 8755 West Higgins Road, Chicago, Illinois, at 10:00 a.m., local time, or any adjournments or postponements thereof.  You may revoke your proxy at any time prior to it being voted by giving written notice to the Secretary of Landauer, by submission of a later dated proxy or by voting in person at the meeting.  The costs of solicitation will be paid by Landauer.  Solicitations may be made by the officers and employees of Landauer personally or by telephone.

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of its proxy materials to each stockholder of record, Landauer furnishes proxy materials on the Internet.  You will not receive a printed copy of the proxy materials, unless specifically requested.  This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the Annual Meeting and help conserve natural resources.

On or around January 7, 2014, the Company mailed to its stockholders, other than those who previously requested electronic or paper delivery, a Notice Regarding the Availability of Proxy Materials (the “Notice”), which contains instructions as to how you may access and review all of the Company’s proxy materials, including the Proxy Statement and 2013 Annual Report on Form 10-K, on the Internet.  The Notice also instructs you as to how you may vote your proxy on the Internet or by telephone.  However, if you would prefer to receive printed proxy materials, please follow the instructions for requesting such materials as contained in the Notice.

The SEC’s rules permit the Company to deliver a single Notice or set of Annual Meeting materials to one address shared by two or more of the Company’s stockholders.  This delivery method is referred to as “householding” and can result in significant cost savings.  To take advantage of this opportunity, Landauer has delivered only one Notice or set of Annual Meeting materials to multiple stockholders who share an address, unless the Company received contrary instructions from the impacted stockholders prior to the mailing date.  Landauer agrees to deliver promptly, upon written or oral request, a separate copy of the Notice or Annual Meeting materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered.  If you prefer to receive separate copies of the Notice or Annual Meeting materials, contact Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or by telephone at 800-542-1061.  If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future Notices or Annual Meeting materials for your household, please contact Broadridge at the above phone number or address.

On December 31, 2013, Landauer had outstanding 9,538,022 shares of Common Stock, which is its only class of voting stock, held of record by 272 holders.  Only stockholders of record at the close of business on January 6, 2014 will be entitled to receive notice of and to vote at the meeting and any adjournments or postponements thereof.  With respect to all matters that will come before the meeting, each stockholder may cast one vote for each share registered in his or her name on the record date.

The shares represented by every proxy received will be voted, and where a choice has been specified, the shares will be voted in accordance with the specification so made.  If no choice has been specified on the proxy, the shares will be voted FOR the election of the nominees as directors and, FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm.  The proxy also gives authority to the proxies to vote the shares at their discretion on any other matter presented at the meeting.  If a proxy indicates that all or a portion of the shares represented by such proxy are not being voted with respect to a particular proposal, such non-voted shares will not be considered present and entitled to vote on such proposal, although such shares may be considered present and entitled to vote on other proposals and will count for the purpose of determining the presence of a quorum.  An abstention with respect to a proposal has the effect of a vote against a proposal.  “Broker non-votes” are counted toward the quorum requirement but they do not affect the determination of whether a matter is approved.  A broker non-vote occurs when a broker cannot vote on a matter because the broker has not received instructions from the beneficial owner and lacks discretionary voting authority with respect to that matter.  It is expected that brokers will lack discretionary voting authority with respect to the election of directors and the proposal relating to approval of the performance measures under the Company’s incentive compensation plan, but will not lack discretionary voting authority with respect to the proposal regarding ratification of the independent registered public accounting firm at the Annual Meeting.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table provides information as of November 30, 2013 concerning beneficial ownership of Common Stock by each person known by Landauer to own beneficially more than 5% of the outstanding shares of Common Stock, each director, each director nominee, each executive officer named under the caption “Executive Compensation” and all directors and executive officers as a group.  Unless otherwise noted, the listed persons have sole voting and dispositive powers with respect to shares held in their names, subject to community property laws, if applicable.  Unless otherwise noted, the address of each beneficial owner is c/o Landauer, Inc., 2 Science Road, Glenwood, Illinois 60425-1586.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Royce & Associates, LLC (1)	974,471	10.2%
T. Rowe Price Associates, Inc. (2)	762,860	8.0%
BlackRock, Inc. (3)	729,648	7.6%
The Vanguard Group, Inc. (4)	568,761	5.9%
William E. Saxelby (5)	121,763	1.3%
R. Craig Yoder (6)	45,432	*
Robert J. Cronin (7)	23,469	*
Thomas M. White	11,395	*
Michael K. Burke	11,010	*
Stephen C. Mitchell	10,794	*
Michael T. Leatherman	9,714	*
William G. Dempsey	8,819	*
David E. Meador	8,740	*
Michael R. Kennedy	6,566	*
Michael P. Kaminski	6,148	*
		*
All directors and executive officers as a group (14 persons) (8)	272,112	2.8%

*Less than one percent.

(1)As reported in a statement on Schedule 13G filed with the Securities and Exchange Commission on February 28, 2013.  This stockholder’s address is 745 Fifth Avenue, New York, NY 10151.

(2)As reported in a statement on Schedule 13G filed with the Securities and Exchange Commission on February 14, 2013.  Includes 555,500 shares owned by the T. Rowe Price Small Cap Value Fund, Inc.  T. Rowe Price Associates expressly disclaims beneficial ownership of such securities.  This stockholder’s address is 100 East Pratt Street, Baltimore, MD 21202.

(3)As reported in a statement on Schedule 13G filed with the Securities and Exchange Commission on February 4, 2013.  This stockholder’s address is 40 East 52nd Street, New York, NY 10022.

(4)As reported in a statement on Schedule 13G filed with the Securities and Exchange Commission on January 29, 2013.  Includes 12,768 shares for which Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner, as a result of serving as investment manager of collective trust accounts.  VFTC directs the voting of these shares.  This stockholder’s address is 100 Vanguard Boulevard, Malvern, PA 19355.

(5)Includes 50,000 shares subject to options exercisable within 60 days after November 30, 2013.

(6)Includes 6,000 shares subject to options exercisable within 60 days after November 30, 2013.

(7)Includes 1,500 shares subject to options exercisable within 60 days after November 30, 2013.

(8)Includes 57,500 shares subject to options exercisable within 60 days after November 30, 2013.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Landauer’s officers and directors and persons who beneficially own more than ten percent of Landauer’s Common Stock (“Reporting Persons”) to file reports of beneficial ownership and changes in such ownership with the SEC.  Reporting Persons are required by SEC regulation to furnish Landauer with copies of all Section 16(a) reports they file and Landauer is required to post such reports on its website, http://www.landauer.com.

Based solely on a review of the Forms 3, 4 and 5 filings received from, or filed by Landauer on behalf of, Reporting Persons since the beginning of fiscal year 2013, Landauer believes that all Section 16(a) filing requirements were met during fiscal year 2013.

ELECTION OF DIRECTORS

Members of Landauer’s Board of Directors are divided into three classes serving staggered three-year terms, with a total of nine directors authorized.  No Director will stand for election after their 72nd birthday. The terms of three of the seven current directors expire at the Annual Meeting.  The three directors, Robert J. Cronin, William G. Dempsey and William E. Saxelby, are Landauer’s nominees for re-election to a three-year term.

Landauer’s by-laws provide that nominations for directorships by stockholders only may be made pursuant to written notice received at the Company’s principal office not less than 90, and not more than 120, calendar days prior to the first anniversary of the preceding year’s annual meeting.  No such nominations were received for the meeting as of November 23, 2013.

Proxies may not be voted for a greater number of persons than the three named nominees.  Directors are elected by a plurality of the votes present in person or represented by proxy at the meeting and entitled to vote on the election of directors.  Thus, assuming a quorum is present, the three persons receiving the greatest number of votes will be elected to serve as directors.  Accordingly, withholding authority to vote for a director and broker non-votes with respect to the election of directors will not affect the outcome of the election of directors.  If a nominee should become unavailable for election, the persons voting the accompanying proxy may at their discretion vote for a substitute.

The Board of Directors recommends a vote FOR the re-election of Mr. Cronin, Mr. Dempsey and Mr. Saxelby as directors of Landauer.

Certain information as to the three nominees for re-election at the Annual Meeting and each other person whose term of office as a director will continue after the meeting is set forth below.  Certain individual qualifications, experiences and skills of the directors that contribute to the Board of Directors’ effectiveness as a whole are also described below.  The nominees for re-election at the meeting are Mr. Cronin, Mr. Dempsey and Mr. Saxelby.

Director Nominees:

Robert J. Cronin (3)

Since 2001, Managing Partner, The Open Approach LLC, a provider of consulting services and investment banking to the printing industry.  From November 2005 to April 2006, Chairman and Chief Executive Officer, York Label, Inc., a supplier of pressure-sensitive labels and related systems.  Until January 2000, Chairman of the Board and Chief Executive Officer of Wallace Computer Services; previously President, Chief Executive Officer and Director; now retired.  Wallace Computer Services is a provider of information management products, services and solutions.

Qualifications:  Mr. Cronin’s experience as a Chairman and Chief Executive Officer at two companies provides valuable insight for the Company as to the issues and opportunities facing the Company, as well as experience in strategic planning and leadership of complex organizations.  He also has considerable corporate governance experience through years of service in leadership positions with various public companies.

Current Directorships: Director of various privately held corporations.
Former Directorships: None
Age: 69
Director Since: 1997
Expiration of Current Term: 2014

William G. Dempsey (2,3)

Since 2007, retired and serving as Director of various public and private companies.  From 1982 to 2007, various senior leadership positions with Abbott Laboratories including Executive Vice President, Global Pharmaceuticals from 2006 to 2007.  Abbott Laboratories is a global, broad-based health care company devoted to discovering new medicines, new technologies and new ways to manage health.  From 1977 to 1982, various positions with Sciaky Bros., a manufacturer of high tech electron beam, laser welding and heat treating systems.

Qualifications:  Mr. Dempsey’s extensive experience as a senior executive with a global pharmaceutical company provides a wealth of health care experience in global healthcare markets including pharmaceuticals, nutrition and medical devices.  Mr. Dempsey’s leadership experience provides expertise in strategy, marketing, international operations, manufacturing and managing research and development organizations.

Current Directorships: Director of Nordion, Inc., a global leader in technologies for use in medical imaging and radiotherapeutics, and sterilization technologies; Director of Hospira, Inc.; and Director of a privately held corporation.

Former Directorships: None
Age: 62
Director Since: 2008
Expiration of Current Term: 2014

William E. Saxelby

Since 2005, President and Chief Executive Officer, Landauer, Inc.  From 2003 to 2005, Mr. Saxelby provided consulting services to certain private equity firms.  From 1999 to 2003, President and Chief Executive Officer, Medical Research Laboratories, Inc., a manufacturer of defibrillators.  From 1996 to 1999, Corporate Vice President, Allegiance Healthcare, a spin-off of Baxter International.  From 1978 to 1996, Mr. Saxelby held executive and non-executive positions with Baxter International and its American Hospital Supply subsidiary.

Qualifications:  Mr. Saxelby’s day-to-day leadership as President and Chief Executive Officer of the Company, as well as his many years of experience in the healthcare industry, provides him with deep knowledge of the Company’s operations and industry and gives him unique insights into the Company’s challenges and opportunities.

Current Directorships: None
Former Directorships: None
Age: 57
Director Since: 2005
Expiration of Current Term: 2014

Directors Continuing in Office:

Michael T. Leatherman (1,2)

From September 2011 through December 2011, Interim Chief Financial Officer, Landauer, Inc.  Since 2000, Independent Consultant primarily to the information technology industry.  From 1990 to 2000, various senior leadership positions with Wallace Computer Services including Executive Vice President, Chief Information Officer and Chief Financial Officer from 1998 to 2000.  From 1984 to 1990, Chief Executive Officer of FSC Paper Corporation, a subsidiary of Smorgon Consolidated Industries.  Mr. Leatherman is a Certified Public Accountant.

Qualifications:  Mr. Leatherman’s extensive experience as a senior executive with a wealth of information technology knowledge provides expertise in information systems strategy and project implementation, as well as expertise in general operational and strategic leadership.  In addition, he brings financial acumen to Board discussions by virtue of his background as a Chief Financial Officer.

Current Directorships: None
Former Directorships: From 2006 to 2009, Director of Nashua Corporation, which was acquired by Cenveo, Inc.; and Director of a non-profit organization providing continuous care retirement services.
Age: 60
Director Since: 2008
Expiration of Current Term: 2016

David E. Meador (1,3)

Since 2001, Executive Vice President and Chief Financial Officer, DTE Energy.  From 1997 to 2001, Vice President and Controller, DTE Energy.  DTE Energy provides safe, reliable electric and natural gas services to Michigan businesses and homes and has energy related businesses and services nationwide.  From 1983 to 1997, served in a variety of financial and accounting positions at Chrysler Corporation.  Mr. Meador began his professional career with Coopers and Lybrand and is a Certified Public Accountant.

Qualifications:  Mr. Meador’s experience as a senior executive with an energy company provides substantial experience in the Nuclear Power industry.  Mr. Meador’s role as an active executive provides a perspective of a leader familiar with many facets of an enterprise facing the same set of current external economic and governance issues.  In addition, he brings financial acumen to Board discussions by virtue of his background as a Chief Financial Officer.

Current Directorships: None
Former Directorships: None
Age: 56
Director Since: 2008
Expiration of Current Term: 2016

Stephen C. Mitchell (2,3)

Since 2001, President, Knight Group LLC, a privately held firm providing services for the start-up and management of new ventures.  Since 1995, Vice Chairman and Director, Knight Facilities Management, Inc., a company providing outsourcing of facilities management services for industrial and commercial clients worldwide.  Until 2001, President, Chief Operating Officer and Director, Lester B. Knight & Associates, Inc., a company involved in the planning, design and construction of advanced technology research and development and manufacturing facilities.

Qualifications:  Mr. Mitchell’s extensive leadership experience in various companies of diverse industry and size provides experience in operational and strategic leadership.  He also has considerable corporate governance experience through years of service on other public company boards.

Current Directorships: Director of Apogee Enterprises, Inc., a manufacturer of glass products for the construction and art framing markets.
Former Directorships: None
Age: 70
Director Since: 2005
Expiration of Current Term: 2015

Thomas M. White (1,2)

Since 2007, Operating Partner for Apollo Management L.P., a private equity firm.  Currently serving as Interim Chief Operating Officer of CEVA Logistics, an Apollo owned entity in the Netherlands, which provides contract logistics, freight forwarding and supply chain management services.  During 2011 and 2012, Chief Financial Officer of Constellium, an Apollo owned entity in France, which produces aluminum products.  During 2009 and 2010, Chief Financial Officer of SkyLink Aviation, Inc., an Apollo owned entity in Canada, which provides air charter logistics services.  From 2002 to 2007, Chief Financial Officer of Hub Group, Inc., a NASDAQ listed company which provides logistics services.  Prior to joining Hub Group, Mr. White was an audit partner with Arthur Andersen, which he joined in 1979.  Mr. White is a Certified Public Accountant.

Qualifications:  Mr. White’s extensive experience as a senior executive and Chief Financial Officer of global companies provides extensive knowledge in global operations, finance, international business and strategic planning.  In addition, he brings financial acumen to Board discussions by virtue of his background as a Chief Financial Officer.

Current Directorships: Director of CEVA Group, PLC
Former Directorships: Director of Quality Distribution, Inc, a NASDAQ listed company; EVERTEC, Inc., a NASDAQ listed company; Director of FTD, Inc., a NYSE listed company and SkyLink Aviation, Inc.
Age: 56
Director Since: 2004
Expiration of Current Term: 2015

Member of the (1) Audit Committee, (2) Compensation Committee, (3) Governance and Nominating Committee

EXECUTIVE OFFICERS

The executive officers of the Company are elected by its Board of Directors.  Each serves until a successor is elected and qualified, or until the officer’s resignation or removal.

William E. Saxelby’s biography can be found in the Director Nominees section of the Election of Directors section.

Michael K. Burke

Mr. Burke joined the Company in January 2012 as Senior Vice President and Chief Financial Officer.  Previously, he served as Senior Vice President and Chief Financial Officer of Albany International Corp., a global NYSE-listed company involved with advanced textiles and materials processing.  Prior to his position at Albany, he was Executive Vice President and Chief Financial Officer of Intermagnetics General Corporation, a NASDAQ-listed company and a leader in the Magnetic Resonance Imaging (MRI) market.  Prior to his time at Intermagnetics, he was Executive Vice President and Chief Financial Officer of HbT, Inc.  Prior to joining HbT, Mr. Burke was a managing director within the U.S. Investment Banking Department of CIBC Oppenheimer Corp. (now CIBC World Markets).

Age: 55
Position: Senior Vice President and Chief Financial Officer

R. Craig Yoder

Dr. Yoder was elected to his position in February 2001, after serving as the Company’s Vice President of Operations since 1994 and Technology Manager since joining the Company in 1983. Prior to joining the Company, he was a member of the senior technical staff at Pennsylvania Power and Light, and at Battelle Pacific Northwest Laboratory.

Age: 61
Position: Senior Vice President–Technology and International Business

Michael Kaminski

Mr. Kaminski joined the company in April 2013 as President, Radiation Measurement.  Previously he was Chief Executive Officer and President of Stereotaxis and held other senior positions there since 2002.   Prior to joining the Company, Mr. Kaminski spent nearly 20 years with Hill-Rom Company (Hillenbrand Industries), where he held several senior level positions.  Mr. Kaminski earned an M.B.A. from Xavier University and a B.S. in Marketing from Indiana University.

Age: 53
Position: President, Radiation Measurement

Michael Kennedy

Mr. Kennedy has served since August 2011 as President of Landauer Medical Physics, a subsidiary of Landauer Inc., and Vice President Global Marketing for Landauer Inc.  Mr. Kennedy has over twenty five years of healthcare technology innovation and commercial leadership experience in both Fortune 500 and smaller private healthcare companies.  Prior to joining Landauer, he held executive positions in strategic marketing, operations, product development, and general management at Baxter Healthcare, GE, and private healthcare companies.  In these roles, he led significant medical device innovations and business transformations in dialysis, blood component therapy, inhaled drug delivery, and diagnostic imaging lifecycle management services.  Mr. Kennedy received a Bachelor of Science in chemical engineering from the University of Washington and an MBA from J.L. Kellogg Graduate School of Business at Northwestern University.

Age: 56
Position: President, Landauer Medical Physics and Vice President Global Marketing, Landauer Inc.

There are no family relationships between any director or executive officer and any other director or executive officer of the Company.

BOARD OF DIRECTORS AND COMMITTEES

During fiscal 2013, the Board of Directors held a total of 6 meetings.  No director attended fewer than 75 percent of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all Committees of the Board on which such director served during the periods that such director served.

The Board of Directors has an Audit Committee, Compensation Committee, and Governance and Nominating Committee.  The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to financial reports and other financial information and recommends to the Board of Directors the appointment of independent public accountants.  The Board of Directors has determined that Michael T. Leatherman, David E. Meador and Thomas M. White each qualify as an “audit committee financial expert” as defined for the purpose of SEC regulation.  The Compensation Committee approves all executive compensation and has responsibility for granting equity awards to eligible members of management and administering the Company’s equity and incentive compensation plans.  The Governance and Nominating Committee establishes corporate governance policy and selects nominees for the Board of Directors.  (See “Process for Nominating Directors.”)  The membership of each Committee consists solely of non-employee directors who meet the independence standards established by the New York Stock Exchange (“NYSE”).  During fiscal 2013, the Audit Committee met 7 times including the meetings required to conduct its quarterly financial reviews, the Compensation Committee met 5 times, and the Governance and Nominating Committee met 4 times.

Each Committee has adopted a formal written charter, approved by the full Board of Directors, which specifies the scope of the Committee’s responsibilities and procedures for carrying out such responsibilities.  A copy of each charter is available on the Company’s website at http://www.landauer.com and printed copies are available from the Company on request.  The Board of Directors has also adopted Governance and Nominating Standards, a Code of Business Ethics applicable to all directors and employees and a Code of Conduct for Senior Financial Executives applicable to the principal executive, financial and accounting officers of the Company.  Copies of each of these documents are available on the Company’s website at http://www.landauer.com and printed copies are available from the Company on request.  The Company intends to post on its website any amendments to its Code of Business Ethics or Code of Conduct for Senior Financial Executives applicable to such senior officers.

BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT

The Board has determined that having an independent director serve as chairman of the Board is in the best interest of stockholders at this time.  The structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board.  No single leadership model is right for all companies at all times, however, so the Board conducts an annual evaluation in order to determine whether it and its Committees are functioning effectively and recognizes that, depending on the circumstances, other leadership models might be appropriate.  Accordingly, the Board periodically reviews its leadership structure.

The Board is actively involved in oversight of risks inherent in the operation of the Company’s businesses and the implementation of its strategic plan.  The Board performs this oversight role by using several different levels of review.  In connection with its reviews of the operations of the Company’s business segments and corporate functions, the Board addresses the primary risks associated with those segments and functions.  In addition, the Board reviews the key risks associated with the Company’s strategic plan at an annual strategic planning session and periodically throughout the year as part of its consideration of the strategic direction of the Company.

The Board has delegated to the Audit Committee oversight of the Company’s risk management process.  The Audit Committee (a) reviews with management the Company’s significant risk exposures and policies regarding the assessment and management of risk, (b) serves as an independent and objective body to monitor the Company’s financial reporting process and internal control systems, and (c) assists the Board in oversight of the Company’s compliance with legal and regulatory requirements.  Each of the other Committees of the Board also oversees the management of Company risks that fall within the Committee’s areas of responsibility.  The Governance and Nominating Committee oversees risks related to the Company’s governance structure and processes and the structure of the Board and its Committees to ensure appropriate oversight of risk.  The Compensation Committee considers risks related to the design of the Company’s compensation program and arrangements for the Company’s named executive officers.

COMPENSATION RISK

Management has periodically undertaken, and the Compensation Committee has reviewed, an evaluation of Landauer’s compensation policies and procedures as they relate to risk management practices and risk-taking incentives.  Based upon that evaluation, the Company has concluded that its compensation program does not create risks that are reasonably likely to result in a material adverse effect.  In reaching this determination, the Company has taken into account the following design elements of Landauer’s compensation program and policies and practices: mixture of cash and equity payouts, mixture of performance time horizons, use of financial metrics that are easily capable of audit, avoidance of uncapped rewards, use of required stock ownership amounts at senior management levels, adherence to a broad clawback policy, and a rigorous auditing, monitoring and enforcement environment.

INDEPENDENCE OF DIRECTORS

Under the Company’s Governance and Nominating Standards, a majority of the Board of Directors should be composed of Independent Directors as that term is defined in the NYSE listing standards.  A director is independent under the NYSE listing standards if the Board affirmatively determines that the director has no material relationship with the Company directly or as a partner, stockholder or officer of an organization that has a relationship with the Company.

The Board has affirmatively determined that all directors, with the exception of William E. Saxelby, are considered independent under the independence standards of the NYSE.  In reaching this determination, the Board considered the relationship of Mr. Dempsey’s membership on the board of a customer of the Company, and the relationship of one of Mr. Meador’s employer’s facilities as a customer of the Company.  The Board determined that these relationships are not material.  The Board has also concluded that no non-employee director has any of the disqualifying relationships identified by the NYSE.  Consequently, the Board has determined that all non-employee directors are independent within the meaning of the NYSE listing standards.  The Company’s independent directors are Robert J. Cronin, William G. Dempsey, Michael T. Leatherman, David E. Meador, Stephen C. Mitchell, and Thomas M. White.  Given his current employment by Landauer, William E. Saxelby is not considered independent under the independence standards of the NYSE.  The Company’s independent directors meet in regularly scheduled executive sessions and at other times, as they deem appropriate.  Robert J. Cronin, Chairman of the Board of Directors, presides at these sessions.

PROCESS FOR NOMINATING DIRECTORS

Landauer’s Governance and Nominating Committee establishes and oversees adherence to the Board’s Governance and Nominating Standards, and establishes policies and procedures for the recruitment and retention of Board members.  The Governance and Nominating Committee is comprised of three members, each of whom meets the independence requirements established by the NYSE with respect to Governance and Nominating Committees.

The Governance and Nominating Committee will consider nominees for the Board of Directors who have been properly and timely recommended by stockholders.  Any recommendation submitted by a stockholder must include the same information concerning the candidate and the stockholder as would be required under Section 1.4 of the Company’s by-laws if the stockholder were nominating that candidate directly.  Those information requirements are summarized in this Proxy Statement under the caption “Stockholder Proposals.”  The Governance and Nominating Committee will apply the same standards in considering director candidates recommended by stockholders as it applies to other candidates.  The Governance and Nominating Committee has not established any specific, minimum qualification standards for nominees to the Board.  From time to time, the Governance and Nominating Committee may identify certain skills or attributes (e.g. healthcare industry experience, technology experience, financial experience) as being particularly desirable for specific director nominees.  The Governance and Nominating Committee considers diversity of backgrounds and viewpoints when considering nominees for director but has not established a formal policy regarding diversity in identifying director nominees.

To date, the Governance and Nominating Committee has identified and evaluated nominees for director positions based on several factors, including: referrals from management, existing directors, advisors and representatives of the Company or other third parties; business and board of director experience; professional reputation; and personal interviews.  Each of the current nominees for director listed under the caption “Election of Directors” is an existing director standing for re-election.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

BY STOCKHOLDERS AND OTHER INTERESTED PARTIES

The Company’s Annual Meeting of Stockholders provides an opportunity each year for stockholders and other interested parties to ask questions of or otherwise communicate directly with members of the Company’s Board of Directors on matters relevant to the Company.  Each of the Company’s directors is requested to attend the Annual Meeting in person.  All of the Company’s directors attended the Company’s 2013 Annual Meeting of Stockholders.  In addition, stockholders and other interested parties may, at any time, communicate in writing with the full Board of Directors, any individual director or any group of directors, by sending such written communication to the full Board of Directors, individual director or group of directors at the following address: Landauer, Inc., 2 Science Road, Glenwood, Illinois 60425; Attention: Corporate Secretary.  Copies of written communications received at such address will be provided to the addressee unless such communications are considered, in the reasonable judgment of the Corporate Secretary, to be improper for submission to the intended recipient(s).  Examples of such communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to the Company or the Company’s business or communications that relate to improper or irrelevant topics.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Landauer is required to provide information regarding the compensation program in place for its CEO, CFO and the three other most highly compensated executive officers as of its last fiscal year end as well as certain other persons specified in SEC rules.  Information regarding the compensation paid to these individuals is included in this Proxy Statement.  In this proxy statement, the Company refers to the individuals as to whom compensation disclosure is required as the “Named Executive Officers” or “NEOs.”  This section includes information regarding, among other things, the overall philosophy of the Company’s executive compensation program and each element of compensation that it provides to executives, including NEOs.

Executive Summary

The elements of Landauer’s compensation program for NEOs include base salary, annual non-equity incentive compensation (“annual bonus”), long-term equity incentive compensation, retirement benefits and severance arrangements.  The Compensation Committee considered the results of the non-binding advisory shareholder vote on executive compensation at our February 21, 2013 Annual Meeting of Stockholders, at which the overall compensation of the Company’s Named Executive Officers was approved by 96% of the votes cast.  Given the high level of stockholder support, the Compensation Committee of the Board of Directors determined that no significant changes to the Company’s executive compensation philosophy and principles were required during fiscal 2013 as a result of the vote.

During fiscal 2013, the following compensation actions were taken:

•	Base salary levels for all named executive officers were increased by 3% from their fiscal 2012 levels.

•

The annual bonus for fiscal 2013 was paid at 89% of target. This amount was determined based on the Company’s performance against the revenue and net income goals that had been established for the annual bonus program for the year.

•

The annual long-term equity incentive opportunities granted in fiscal 2013, for the performance period ending in fiscal 2015, were granted consistent with historical grants.  The performance measures for the fiscal 2013 grant are revenue and EBITDA growth in order to hold management accountable for the financial commitments developed in the Company’s strategic plans.  Consistent with fiscal 2012 awards, the fiscal 2013 long-term equity incentive opportunities have a weighting of 70% performance-based vesting and 30% time-based vesting.

•

The Company amended the Executive Special Severance Plan in December, 2012, and concurrent with the amendment to the Severance Plan, the Company amended Mr. Saxelby’s employment agreement to align with the amended Severance Plan. See page 12 for details.

Landauer’s Compensation Philosophy and Principles

Landauer designs its compensation program to maintain a performance and achievement-oriented environment throughout the Company, while ensuring the program does not create unnecessary or excessive risk.  The goals of the Company’s executive compensation program are to:

•	Attract and retain highly talented executives capable of delivering long-term success;
•	Align the executives’ interests with the interests of Landauer’s stockholders; and
•	Motivate executives to achieve the Company’s short and long-term business objectives via a performance-driven incentive program through legal and ethical means.

Consistent with these goals, the Board has developed and approved an executive compensation philosophy to provide a framework for the Company’s executive compensation program.  The key components of this philosophy are:

•

Total compensation will be targeted to be competitive with the marketplace in which executive talent is recruited.  “Competitive” is defined as around the 50th percentile using market compensation information;

•	The mix of compensation elements is designed to reflect strategic business needs;
•	Incentive compensation is tied to short-term goals and long-term strategic plans in a balanced manner so that it supports the Company’s efforts to achieve long-term success;
•	The degree of compensation at risk will positively correlate to responsibility level;
•	Performance is assessed on both financial and non-financial goals using qualitative and quantitative metrics;
•	Compensation is differentiated based on factors that are relevant to each form of compensation; and
•	The executives’ interests should be aligned with those of the Company’s stockholders through executive stock ownership.

The executive compensation philosophy results in three major components of executive compensation: a competitive base salary reflective of the individual’s role, responsibilities, experience and capabilities; non-equity incentive compensation tied to Company and individual annual performance; and long-term equity incentives tied to Company performance and individual level of responsibility to impact results over time.  The Company determines the appropriate level of these components by using market compensation information as described more fully below.

The Compensation Committee

The Compensation Committee assists the Board of Directors in fulfilling the Board’s oversight responsibilities to administer the Company’s executive compensation program.  Each member of the Committee is independent as defined in the corporate governance listing standards of the NYSE, Landauer’s director independence standards and applicable law and SEC regulations.

The Committee reports to the Board of Directors on all compensation matters regarding Landauer’s executives and other key salaried employees.  The Committee reviews annually and recommends to the Board of Directors for approval the compensation (including annual base salary, annual non-equity incentive compensation, long-term equity incentive compensation and other employee benefits) for the Company’s executives and other key salaried employees.  Further information about the Committee’s responsibilities is contained in the Committee’s Charter, which is available in the “Corporate Governance” section on the “Investor Relations” page of Landauer’s website at www.landauer.com.

Roles of Consultants and Executives

During and after the end of each fiscal year, the CEO provides the Compensation Committee with feedback regarding the performance of the executives and key salaried employees.  Annually, and in the cases of executive promotions or hires, the CEO makes recommendations to the Compensation Committee regarding the compensation package for each of the executives (other than himself).  Based on its review of individual performance (taking into account input from the CEO), input and market data from its independent compensation consultant and other factors, the Compensation Committee makes recommendations to the Board regarding the compensation for the CEO and the other executives.  Acting upon the recommendation of the Compensation Committee, the independent members of the Board, meeting in executive session, determine the compensation of the CEO and the other executives, including NEOs.

To assist the Compensation Committee in discharging its responsibilities, the Committee retains Hay Group, Inc. as its independent compensation consultant.  Hay Group is entirely independent and as such, its work for the Compensation Committee does not raise any conflict of interest.  Hay Group’s independence is reviewed annually in accordance with NYSE listing standards. The consultant’s role is to advise the Committee on all executive compensation matters.  Biennially, Hay Group presents the Compensation Committee with survey data and information about other relevant market practices and trends, and makes recommendations to the Compensation Committee regarding target levels for various elements of total compensation for senior executives, which the Compensation Committee reviews and considers in its deliberations.  Hay Group completed its most recent biennial executive compensation analysis in fiscal 2012.

The Committee’s independent compensation consultant reports directly to the Compensation Committee.  Periodically the CEO and CFO may work directly with the Committee’s consultant primarily in the development of offers for new hires and assistance on the development of recommendations on the design of its compensation program to be presented to the Compensation Committee or the Board of Directors.  This interaction between the Committee’s consultant and management takes place under the approval of the Compensation Committee Chair.  During fiscal 2013, management worked with the compensation consultant on compensation for certain roles in the organization, including external hires.

To ensure that its executive officer compensation is competitive in the marketplace, the Company uses a formal job evaluation methodology to determine both the internal and external equity of its NEOs’ total compensation.  Internal equity is considered in order to ensure that members of Landauer’s executive management are compensated at an appropriate level relative to other members of its executive management, while external equity is a measure of how the Company’s compensation of its executive management compares to compensation for positions with comparable job content at other companies.  Hay Group reviews each executive position using its proprietary method of job evaluation to assess the position’s relative scope.  In this process, Hay considers the breadth of responsibilities, the complexity of the role, and the role’s impact on the success of the business.  Once each job is valued independently, Hay compares the jobs to determine relative relationships and then relates these job content scopes to pay opportunity levels based on compensation market data from Hay Group’s Industrial Executive Compensation Report, a proprietary annual executive compensation survey with data on more than 100 executive level positions from over 300 organizations.  Given that Landauer competes in a market with limited competitors, the Compensation Committee has determined that utilizing a broad industry survey with a focus on publicly traded companies and significant survey participation by the manufacturing sector, such as the Hay survey, is an appropriate method for evaluating the Company’s executive compensation practices.

All components of Landauer’s executive compensation program are aligned around the 50th percentile of Hay Group’s survey data for targeted performance.  For short-term and long-term incentive compensation, achievement of over performance goals can result in a maximum award equal to 200% of the target opportunity.    Actual pay will vary above or below the 50th percentile depending on a number of factors including individual performance, tenure with the organization and overall Company performance.

With the assistance of the compensation consultant, the Compensation Committee annually reviews relevant compensation market data, trends and best practices in executive compensation, and executive pay tallies for the Company’s NEOs to ensure that the design of its program is consistent with its compensation philosophy and that the amount of compensation is within appropriate competitive parameters.  Based on this review, the Compensation Committee has concluded that the total compensation of each NEO and, in the case of the severance and change-in-control scenarios, potential payouts are appropriate and reasonable.

Modification to Severance Plan and to CEO Employment Agreement

In December 2012, the Company amended the Executive Special Severance Plan (the “Severance Plan”) and Mr. Saxelby’s employment agreement.  The amendment to the Severance Plan (i) eliminated a participant’s right to receive severance benefits in connection with any voluntary resignation during the 30-day period immediately following the one-year anniversary of a change in control, and (ii) modified the provisions of the Severance Plan regarding “parachute payments” to provide that, if payments under the Severance Plan or otherwise would be subject to an excise tax under Section 4999 of the Internal Revenue Code, a participant will no longer be entitled to an additional “gross-up” payment to account for such excise tax, but instead will either (x) have his or her payments reduced to the extent necessary to avoid the excise tax or (y) receive the full payment and be subject to the excise tax, whichever results in a better net after-tax benefit to the participant.  These changes were made to bring the Severance Plan into line with current practices with respect to such plans and after consultation with Hay Group, the Compensation Committee’s independent compensation consultant.

Contemporaneous with the amendment to the Severance Plan, Mr. Saxelby’s employment agreement was amended to provide that Mr. Saxelby would be subject to the amendments to the Severance Plan, notwithstanding a provision in his employment agreement that otherwise precluded adverse changes to the Severance Plan from applying to him.  In consideration for Mr. Saxelby agreeing to be subject to the Severance Plan amendment, and to promote the retention of Mr. Saxelby, the amendment to Mr. Saxelby’s employment agreement provided for him to receive a retention award in the form of restricted shares valued at $1,200,000, determined as of the grant date and shall vest in four (4) installments, as follows:  (i) 20% of such award shall vest on the first anniversary of the Grant Date, (ii) 20% of such award shall vest on the second anniversary of the Grant Date, (iii) 20% of such award shall vest on the third anniversary of the Grant Date, and (iv) 40% of such award shall vest on the fourth anniversary of the Grant Date.  The Committee took these steps with regard to Mr. Saxelby to ensure that the above described amendments to the Severance Plan, which the Committee believes are consistent with good corporate governance, will apply to Mr. Saxelby.  In addition, the award to Mr. Saxelby promotes his long-term retention and further aligns his interests with the interests of Landauer’s stockholders.

Elements of Landauer’s Compensation Program

Landauer’s executive officer compensation package includes a combination of annual cash and long-term incentive compensation.  Annual cash compensation for executive officers is comprised of base salary plus annual non-equity incentive bonuses.  Long-term incentives consist of a combination of restricted share grants with performance and time-based vesting characteristics.

Element	Purpose	Characteristics
Base Salary	Compensate executives for their level of responsibility and sustained individual performance. Also help attract and retain strong talent.	Fixed component with eligibility for annual merit increases based on sustained individual performance.
Annual Non-Equity Incentive Compensation	Promote the achievement of Landauer’s annual financial goals, as well as individual goals.

Performance-based cash opportunity based on Company and individual results as determined by the Compensation Committee as outlined in the “Landauer, Inc. Incentive Compensation Plan” (Available at www.landauer.com).

Long-Term Equity Incentive Compensation	Promote the achievement of Landauer’s long-term corporate goals, support executive retention and encourage executive stock ownership.

Performance-based equity and restricted equity grants based upon achievement of strategic priorities and retention with the Company made annually through the “Landauer, Inc. Incentive Compensation Plan” (Available at www.landauer.com).

Retirement Plans	Provide an appropriate level of replacement income upon retirement. Also provide an incentive for a long-term career with Landauer, which is a key objective of the Company.	Defined contribution retirement plan with Company match and annual profit sharing eligibility with a supplemental deferred compensation contribution available to certain executives.
Post-Termination Compensation	Facilitate the attraction and retention of high caliber executives in a competitive labor market and provide noncompetition and nonsolicitation covenants for the Company’s protection.	Contingent element; only payable if the executive’s employment is terminated as specified in the arrangements. Amount of severance benefits varies by level in the organization.

In setting total compensation, Landauer applies a consistent approach for all executive officers.  Also, the Compensation Committee exercises appropriate business judgment in how it applies its standard approach to the facts and circumstances associated with each executive.  Additional detail about each pay element follows.

Base Salaries:    As discussed above, data on salaries paid to comparable positions in the Hay survey are gathered and reported biennially to the Compensation Committee by its independent compensation consultant.  The Compensation Committee, after receiving input from the compensation consultant, recommends to the Board for its consideration and approval the salaries for the CEO, CFO, other NEOs and executives.  The CEO provides input for the salaries for the CFO and other executives.  The Compensation Committee seeks generally to establish base salaries for the CEO, CFO and other NEOs around the 50th percentile of the Company’s compensation survey data, which is the targeted market position to facilitate the attraction and retention of executive talent.  In fiscal 2013, the salaries of the NEOs approximated, within a weighted average of 15%, the median of the compensation survey data for their positions.

Annual Non-Equity Incentives:  Annual non-equity incentive awards to the CEO, CFO and other executives are paid relative to the targets established annually by the Compensation Committee under the terms of the Landauer, Inc. Incentive Compensation Plan.  Annual incentive awards for the CEO, CFO and other executives are intended to promote the achievement of Landauer’s annual financial goals, as well as individual goals.  For fiscal 2013, the plan establishes an incentive pool which is related to aggregate executive officer base salary and performance of Landauer relative to (i) plan revenue and (ii) plan net income.  The Committee believes use of these metrics provides alignment with the interests of Landauer’s stockholders.

Similar to the process for base salary, data for non-equity incentives paid to comparable positions in the Hay survey are gathered and reported biennially to the Compensation Committee by the independent compensation consultant.  The Compensation Committee, after receiving input from the compensation consultant, recommends to the Board for its  consideration and approval the non-equity incentives for the CEO, CFO and other executives.  The target incentive compensation award (“ICA”), as a percentage of individual executive officer base salary, is 50% for the Chief Executive Officer and 40% for the CFO and other NEOs.  These payout ratios are determined based upon targeting total cash compensation (base salary plus non-equity incentive compensation) around the 50th percentile as determined by the survey study performed by the Committee’s independent compensation consultant.  The actual size of the incentive compensation pool available for award varies based upon actual financial performance for revenue and net income.

The revenue and net income targets are established as part of the annual operating planning process.  The targets are recommended by management, reviewed by the Compensation Committee and approved by the Board.  The targets are intended to be representative of strong financial performance by the Company based upon market conditions and the expectations of stockholders.  The scales of the payout ratios are intended to compensate management for the perceived effort required to achieve the targeted performance and reward management for the effort required to deliver results beyond expected levels.

The revenue and net income targets for fiscal 2013 were established as follows ($’s in millions):

Revenue	$ 165.9
Net Income	$ 20.3

Both the revenue and net income targets were established without considering the impact of certain non-recurring costs relating to acquisition and reorganization costs and the impact of intangible amortization for acquisitions completed during the fiscal year.

The plan provides for a payout at a ratio of targeted incentive compensation as follows:

Actual Performance	Payout Ratio
120% Incentive Revenue & Net Income Achievement	200% of target award
100% Incentive Revenue & Net Income Achievement	100% of target award
80% Incentive Revenue & Net Income Achievement	50% of target award
<80% Incentive Revenue & Net Income Achievement	0% of target award

The range of the scale for revenue and net income achievement is intended to align management with the expectations of stockholders on earnings growth.  Performance below 80% of planned revenue and net income would be considered to be below the Company’s expectations and, accordingly, results in zero payout of the target award.  Similarly, performance at 120% to plan is believed to represent performance well beyond the expectations of the business.  Awards for performance between 80% and 120% of goal are determined by linear interpolation with payouts ranging from 50% to 200% of targeted award.  The payout ratio is intended to maintain alignment with the expectations of stockholders on minimum performance.

The amount of potential ICA for any executive officer is determined by multiplying the executive’s base salary times the actual incentive award percentage.  The actual ICA percentage is the target award percentage of 50% or 40% multiplied by the percentage of target award determined by the weighted average of the revenue and net income components in the following ratio:

Revenue	30%
Net Income	70%

Two-thirds of the target ICA is payable to the executive officer based solely on financial performance of the Company.  With respect to the one-third balance remaining in the pool for the fiscal year, the Compensation Committee will have the discretion to award any executive officer an amount ranging from zero to one-third of the award such executive officer would otherwise receive based upon achievement against personal management objectives (“PMO”).  Accordingly, the total ICA is calculated as follows:

Potential ICA	=	(Annual Salary x Target %) x (Payout Ratio)
Actual ICA	=	(Potential ICA x 2/3) + (Potential ICA x 1/3 x % PMO achievement)

PMOs are established annually and are aligned with the strategic priorities of the Company.  PMOs are intended to be challenging but generally capable of being achieved.  PMOs for the Company’s NEOs in fiscal 2013 included:

•	Optimize the new IT system platform to enhance customer satisfaction and position the company for future growth
•	Commercialize a new dosimetry system for the military and emergency response markets for the Radiation Measurement segment
•	Enhance current technology capabilities in the further development of a remote dosimetry management platform for the Radiation Measurement segment
•	Continue to improve the profitability and US national sales strategy for the Medical Physics segment
•	Expand the product offerings and adjacent markets for the Medical Products segment

Any amounts related to PMO achievement not so awarded may, at the discretion of the Committee, be reallocated, in whole or in part, to any other executive officer based upon the Committee’s evaluation of the individual performance of the executive officer relative to written objectives and other factors, including the CEO’s annual report to the Committee of the executive officer’s performance.

The individual and aggregate amounts of incentive compensation awards for the fiscal year, as approved by the Compensation Committee, are limited to 200% of the targeted awards.

Recognizing that extraordinary positive or negative non-operating events can and do occur, the Committee may elect to make adjustments to the incentive compensation calculations to reflect the impact of those events.  During fiscal 2013, Recognizing that extraordinary positive or negative non-operating events can and do occur, the Committee may elect to make adjustments to the incentive compensation calculations to reflect the impact of those events. During fiscal 2013, reported revenues were not adjusted and reported net income was adjusted up by $20.1 million.  The adjustments to net income included impairment, acquisition price adjustment, restructuring charges and unclaimed property estimate.  Landauer's revenue was 90.6% of target and adjusted net income was 98.7% of target resulting in a weighted average performance of 89% of target.  After reviewing the results and the development of the various businesses made by management during the year the Compensation Committee recommended and the Board approved the funding at 89%.  The NEO's averaged 84% PMO achievement, resulting in an actual average payout of 81%.

Long-Term Equity Incentives:  Long-term incentive awards for the CEO, CFO and other executives are granted in order to promote the achievement of Landauer’s long-term strategic goals.  The Compensation Committee believes that providing long-term incentive awards in the form of equity awards best achieves the long-term compensation objectives of the organization and aligns the executive’s interests with the interests of Landauer’s stockholders position, as well as facilitates the attraction and retention of executive talent.  Each year, the Compensation Committee reviews and makes recommendations to the Board as to the long-term incentive awards for each of the executives.  In determining the total value of the long-term incentive opportunity for each executive, the Compensation Committee reviews the survey data presented by its independent compensation consultant biennially on a position-by-position basis and attempts to provide a benefit at a competitive level, which approximates the 50th percentile for each surveyed position.

Long-term incentives are provided to Landauer’s executives under the stockholder approved Landauer, Inc. Incentive Compensation Plan.  The Plan permits grants of stock options, stock appreciation rights, restricted shares, restricted share units, performance shares and performance share units.

Current restricted shares are subject to risk of forfeiture and vest in accordance with performance and time restrictions.  Each grant is allocated between performance-based and time-based vesting.  For performance shares of restricted stock that will vest at the end of the restriction period, vesting is based upon the achievement of one or more performance goals.  Up to 100% of the performance shares may be forfeited if the performance goals are not achieved.  In addition, for certain financial targets, over-performance shares can be earned for achievement of over-performance goals.

Annual equity grants to the executives, including NEOs, are allocated 70% to performance-based vesting and 30% to time-based vesting.  This balance between performance-based and time-based equity grants is in alignment with the development of Landauer’s long-term growth strategy, motivates management for the appropriate balance between short-term and long-term decision making and aligns management’s long-term compensation closely with the interest of Landauer’s stockholders.  Dividend and other distributions will be accrued for the shares subject to performance-based vesting and will be paid when the performance goals have been achieved and the restriction on the shares is released by the Board.  Dividends on time-based grants are paid out at the same rate and time as paid to the Company’s stockholders.

The Compensation Committee approved the following performance goals with respect to the performance-based component of the fiscal 2013 annual equity grant:

Performance Metric for Performance Period October 1, 2012 – September 30, 2015	Weighting of Performance Based Grant
Plan Revenue	40%
Plan EBITDA	60%

The targets were determined by the Compensation Committee based upon the Company’s three-year strategic plan, inclusive of the impact of acquisitions completed during fiscal 2013 and subject to certain adjustments approved by the Compensation Committee.  Based on its review of the Company’s business plan and three-year strategic financial plan, the Compensation Committee believes that the target and over-performance goals represent a reasonably challenging performance objective.

The extent to which the performance-based shares will vest depends on the Company’s performance over the October 1, 2012-September 30, 2015 performance period.  As noted above, performance will be measured against specified revenue and EBITDA goals.  The vesting of 40% of the performance shares will be tied to the revenue goal and the vesting of 60% of the performance shares will be tied to the EBITDA goal.  With respect to each of these components, no vesting will occur unless the Company attains 80% of the relevant performance goal.  If performance is below this level on either measure, all performance shares tied to that measure will be forfeited.  If performance is at the 80% level with respect to a measure, the related performance shares will vest at the 50% level.  If performance is at the 100% level with respect to a measure, the related performance shares will vest at the 100% level.  If performance is at the 120% level with respect to a measure, the related performance shares will vest at the 200% level.  In addition to these requirements, the Committee also determined that with respect to the performance shares related to the revenue goal, these shares can vest at levels above 100% only if the Company achieves at least target performance on the EBITDA goal.  Vesting levels will be interpolated for achievement levels between 80%-120%.  The chart below demonstrates how vesting levels relate to performance against the respective performance goals:

	Threshold	Target	Maximum
Achievement Level	80%	100%	120%
Vesting Level	50%	100%	200%

The Board has generally followed a practice of making all equity grants to executive officers on a single date each year.  Prior to the relevant Board meeting, the Compensation Committee reviews an overall stock award pool for all participating employees, of which there were 28 in fiscal 2013, and individual grants to executives proposed by the CEO to the Committee.  Based on the proposal from the CEO and recommendation from the Compensation Committee, the Board reviews and approves the overall pool and the individual equity grants to executives.

While most of the Company’s equity awards to NEOs have been made historically pursuant to its annual grant program, the Compensation Committee and Board retain the discretion to make additional awards to executives at other times for recruiting or retention purposes.  The Company does not have any program, plan or practice to time “off-cycle” awards in coordination with the release of material non-public information.

All equity awards are made pursuant to the Plan.  Awards of equity to employees below the executive level are made by the Company’s CEO, pursuant to authority delegated by the Board and subject to the Board-approved allocation.

The Compensation Committee has established stock ownership goals for the Company’s NEOs as the Committee believes that substantial ownership of the Company’s stock will further align the NEOs’ interests with the interests of Landauer’s stockholders.  Stock counted towards the ownership goal includes Landauer shares owned outright or beneficially owned (i.e., held directly or indirectly with spouse or minority aged dependent children) and grants of time- and/or performance-based vested restricted shares.  Unexercised stock options and unvested performance-based restricted shares are not counted in the calculation of an executive’s ownership goal achievement.  Landauer’s CEO is subject to a stock ownership goal of three times his current annual base salary.  Landauer’s other NEOs are subject to a stock ownership goal of two times the executive’s base salary.  All other Board-approved executives are required to own shares with a market value equal to the executive’s current annual base salary.

NEOs are not permitted, subject to approved exceptions, to sell shares of Landauer stock before meeting their applicable ownership goals.  Upon reaching the applicable ownership goal, the expectation is that the targeted ownership will be maintained by the executive.  Exceptions may be approved in situations involving financial hardship or limited estate planning transactions.  Requests for exceptions will be submitted to the Company’s CFO for review in the case of NEOs, or by the CEO or Compensation Committee, in the cases of the CFO and CEO, on a case-by-case basis.  Any exceptions approved by the CEO will be reported to the Compensation Committee.

Retirement Plans:  The NEOs participate in the full range of benefits and are covered by the same plans, with exceptions noted, on the same terms as provided to all of Landauer’s U.S. salaried employees.  The plans are designed to provide an appropriate level of replacement income upon retirement.

Post-Termination Compensation:  The Company has entered into severance agreements with certain of its NEOs.  NEOs that do not have individual severance agreements with the Company are covered, at a minimum, by its Severance Plan applicable to all employees.  These severance agreements and the Severance Plan provide for payments and other benefits if the NEO’s employment terminates for a qualifying event or circumstance, such as being terminated without “Cause” or leaving employment for “Good Reason,” as these terms are defined in the applicable severance agreement and the Severance Plan.  In addition, certain of Landauer’s executives participate in the Executive Special Severance Plan which provides for payments and other benefits in the case of a change in control, as defined under the plan, which was amended in December 2012.

The Compensation Committee believes that these severance arrangements are an important part of overall compensation for Landauer’s executives.  The Committee believes that these arrangements will help to secure the continued employment and dedication of the Company’s executives prior to or following a change in control, notwithstanding any concern that they might have regarding their own continued employment.  The Committee also believes that these arrangements are important as a recruitment tool and, to a lesser extent, retention device, as many of the companies with which Landauer competes for executive talent have similar arrangements in place for their senior employees.  The Committee believes that these benefits are simple to understand, transparent and fair to Landauer’s stockholders and each executive.

Recoupment and Forfeiture of Incentive Compensation Policy:  Landauer’s executive officers may be required to repay previously awarded incentive compensation to the Company in certain circumstances and to the extent permitted under applicable law.

To the extent the Compensation Committee determines that an executive officer engaged in conduct that causes significant losses or reputational harm to the Company, the Committee will determine whether, and to what extent, recoupment of incentive awards may be appropriate based on the facts and circumstances involved.  If any of the Company’s financial statements are required to be restated, resulting from errors, omissions, or fraud, the Committee may in its discretion, to the extent the Committee determines that an executive officer’s gross negligence or misconduct caused or contributed to the need for the financial restatement, direct the Company to recover all or a portion of any incentive award payment (whether in the form of cash or equity) made to any or all of its executive officers with respect to the 36 month period following first issuance or filing of the financial results required to be restated.  In exercising its discretion, the Committee shall consider all facts and circumstances it deems relevant, such as the degree to which the restatement was material and the degree of an executive officer’s involvement in the circumstances leading to the restatement.

The amount to be recovered from any executive officer based on a financial restatement shall be the amount by which the affected incentive award(s) exceeded the amount that would have been paid based on the financial statements as restated, or any greater or lesser amount (up to and including the entire award) that the Committee may determine.  The Committee may determine to recover different amounts from different executive officers on such bases as it shall deem appropriate.

The Committee shall determine, subject to applicable law, whether the Company shall affect such incentive award recovery (i) by seeking recoupment from the executive officer; (ii) by reducing the amount that would otherwise be payable to the executive officer under any compensatory plan, program, or arrangement maintained by the Company; (iii) by withholding payment of future increases in compensation (including payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made; or (iv) by any combination of the foregoing.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s 2013 Annual Report on Form 10-K.

Members of the Compensation Committee:

William G. Dempsey, Chairman

Michael T. Leatherman

Stephen C. Mitchell

Thomas M. White

SUMMARY COMPENSATION TABLE

For Fiscal Year Ended September 30, 2013

Name and Principal Position	Year	Salary ($)	Bonus(2) ($)	Stock Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
William E. Saxelby	2013	588,062	-	1,843,472	263,905	-	72,994	2,768,433
President and Chief	2012	570,934	-	522,110	287,829	33,544	54,183	1,468,600
Executive Officer	2011	553,992	-	522,129	139,750	39,245	62,122	1,317,238
Michael K. Burke	2013	355,603	-	223,242	127,404	-	65,378	771,627
Senior Vice President and	2012	247,692	-	373,315	104,625	-	22,519	748,151
Chief Financial Officer	2011	-	-	-	-	-	-	-
R. Craig Yoder	2013	270,133	-	109,950	96,982	-	39,988	517,053
Senior Vice President	2012	262,265	-	109,934	103,994	265,026	28,718	769,937
– Technology and Intl Business	2011	254,483	-	244,924	49,323	340,501	33,178	922,409
Michael P. Kaminski(1)	2013	148,077	150,000	323,569	57,350	-	235,378	914,374
President, Radiation Measurement	2012	-	-	-	-	-	-	-
	2011	-	-	-	-	-	-	-
Michael R. Kennedy	2013	245,123	-	130,005	88,003	-	35,216	498,347
President, Landauer Medical Physics	2012	240,000	-	130,050	95,981	-	10,860	476,891
and VP Global Marketing Landauer Inc.	2011	27,692	40,000	125,030	7,200	-	-	199,922

(1)Mr. Kaminski was hired by the Company and appointed President, Radiation Measurement, effective April 15, 2013.

(2)Included in this column are sign-on bonuses.

(3)Amounts reported in this column are valued based on the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). Amounts are calculated based on the probable satisfaction of performance conditions.  If the highest level of performance is achieved, the maximum amounts that will be received with respect to the fiscal 2013 awards are as follows: Mr. Saxelby, $1,286,800; Mr. Burke, $446,462; Dr. Yoder, $219,800; Mr. Kaminski, $247,012 and Mr. Kennedy, $260,000.  See Note 1 to the Notes to Consolidated Financial Statements of Landauer’s 2013 Annual Report on Form 10-K for a discussion of the relevant assumptions used in calculating the amounts.    $1,200,000 of the FY 2013 amount shown in this column for Mr. Saxelby represents the equity award provided to him in connection with the related modifications to our Severance Plan and Mr. Saxelby’s Employment Agreement, which are described on p. 12 above.

(4)Amounts set forth in this column were earned during each of fiscal 2013, 2012 and 2011 under the Landauer, Inc. Incentive Compensation Plan.

(5)Amounts solely represent the increase in the actuarial present value of the named executive officer’s accumulated benefit under the Company’s defined benefit plans.  Negative changes in the actuarial present value of an individual’s accumulated benefit, which are not included in the above disclosure, were as follows: Mr. Saxelby, $15,296; Dr. Yoder, $124,005.

(6)Included in this column are Company matching contributions to its 401(k) Plan, Company profit sharing contributions to its 401(k) Plan and Company deferred compensation contributions under the NQ Excess Plan of Landauer, Inc. respectively, as follows for fiscal 2013: Mr. Saxelby, $11,250, $17,266, 44,479; Mr. Burke, $7,729, $8,931, $26,841; Dr. Yoder, $12,189, $7,367, $20,432; Mr. Kaminski, $3,029, $0, $12,082; and Mr. Kennedy, $9,956, $6,720, $18,540.  Also included are moving expenses for Mr. Burke, $21,877 and Mr. Kaminski $220,267.  No amounts of profit sharing contributions to its 401(k) Plan were earned during fiscal 2012 as a result of changes in the Company’s timing of its profit sharing contributions to the plan.

GRANTS OF PLAN-BASED AWARDS

For Fiscal Year Ended September 30, 2013

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
William E. Saxelby	-	-	294,031	588,062
	12/21/2012(3)				-	7,681	18,654		450,414
	12/18/2012(4)							20,250	1,200,015
	12/21/2012(5)							3,292	193,043
Michael K. Burke	-	-	142,241	284,483
	12/21/2012(3)				-	2,664	6,471		156,217
	12/21/2012(5)							1,143	67,026
R. Craig Yoder	-	-	108,053	216,107
	12/21/2012(3)				-	1,312	3,187		76,936
	12/21/2012(5)							563	33,014
Michael P. Kaminski		-	59,231	118,462
	4/15/2013(3)				-	1,642	3,989		86,418
	4/15/2013(5)							705	37,104
	4/15/2013(6)							3,801	200,047
Michael R. Kennedy	-	-	98,049	196,098
	12/21/2012(3)				-	1,551	3,768		90,951
	12/21/2012(5)							666	39,054

(1)Amounts set forth in these columns reflect the annual cash incentive compensation amounts that potentially could have been earned during fiscal 2013 based upon the achievement of performance goals under the Landauer, Inc. Incentive Compensation Plan.  The amounts earned in fiscal 2013 by Landauer’s named executives have been determined and were paid in December 2013.  The amounts paid are included in the “Non-Equity Incentive Plan Compensation” column of the 2013 Summary Compensation Table.

(2)The amounts reported in this column are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.  For awards subject to performance conditions, the amounts included in this column are calculated based on the probable satisfaction of the performance conditions at target.  A discussion of the calculation of the grant date fair value is set forth in Note 1 of the Notes to Consolidated Financial Statements of Landauer’s 2013 Annual Report on Form 10-K.

(3)These awards represent the performance-based component of the fiscal 2013 annual equity award granted on December 21, 2012, and on April 15, 2013 in the case of Mr. Kaminski, that vests on September 30, 2015 upon the achievement of certain performance milestones as described on page 15 herein.  These awards were granted under the Landauer, Inc. Incentive Compensation Plan.

(4)These awards represent a retention grant of time-based restricted stock of which one-fifth vests on each December 18, 2013, 2014 and 2015; two-fifths vest on December 18, 2016.

(5)These awards represent the time-based component of the fiscal 2013 annual equity award granted on December 21, 2012, and on April 15, 2013 in the case of Mr. Kaminski, that vests on September 30, 2015, subject to forfeiture upon the NEO’s earlier termination of employment.  These awards were granted under the Company’s Incentive Compensation Plan.

(6)These awards represent a recruiting and retention grant of time-based restricted stock of which one-half vests on each April 15, 2015 and 2016.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

For Fiscal Year Ended September 30, 2013

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested(2) ($)
William E. Saxelby	50,000	48.68	9/28/2015	3,115	(3)	159,644	7,267	(9)	372,434
				20,250	(4)	1,037,814	7,681	(10)	393,651
				3,292	(5)	168,715
Michael K. Burke	-	-	-	1,284	(3)	65,805	2,994	(9)	153,443
				2,875	(6)	147,344	2,664	(10)	136,530
				1,143	(5)	58,579
R. Craig Yoder	6,000	46.80	12/3/2014	791	(7)	40,539	1,530	(9)	78,413
				656	(3)	33,620	1,312	(10)	67,240
				563	(5)	28,854
Michael P. Kaminski	-	-	-	3,801	(8)	194,801	1,642	(10)	84,153
				705	(5)	36,131
Michael R. Kennedy	-	-	-	776	(3)	39,770	1,810	(9)	92,763
				666	(5)	34,133	1,551	(10)	79,489

(1)All options were fully vested and exercisable prior to fiscal 2013.

(2)Amounts set forth in these columns equal the number of shares of target restricted stock indicated multiplied by the closing price of $51.25 for Landauer’s common stock on September 30, 2013.

(3)These awards vest in full on September 30, 2014.

(4)One-fifth of this award vests on each December 18, 2013, 2014 and 2015.  The remaining two-fifths of this award vests on December 18, 2016.

(5)These awards vest in full on September 30, 2015.

(6)One-half of these awards vests on January 3, 2014.  The remaining half of these awards vests on January 3, 2015.

(7)These awards vest in full on July 28, 2014.

(8)One-half of these awards vests on April 15, 2015.  The remaining half of these awards vests on April 15, 2016.

(9)These awards, which represent the performance-based component of the fiscal 2012 annual equity award, vest on September 30, 2014 based upon achievement of certain performance goals.  For restricted stock with performance conditions, the amounts assume the organization will achieve the performance criteria at targeted levels and the granted shares of restricted stock will vest based upon the achievement of the performance goals.  The amounts disclosed in this table are not necessarily indicative of the amounts that may be realized by Landauer’s named executives.

(10)These awards, which represent the performance-based component of the fiscal 2013 annual equity award, vest on September 30, 2015 based upon achievement of certain performance goals.  For restricted stock with performance conditions, the amounts assume the organization will achieve the performance criteria at targeted levels and the granted shares of restricted stock will vest based upon the achievement of the performance goals.  The amounts disclosed in this table are not necessarily indicative of the amounts that may be realized by Landauer’s named executives.

OPTION EXERCISES AND STOCK VESTED

For Fiscal Year Ended September 30, 2013

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
William E. Saxelby	4,623	236,929
Michael K. Burke	-	-
R. Craig Yoder	1,764	87,605
Michael P. Kaminski	-	-
Michael R. Kennedy	1,289	60,055

(1)The value realized on the vesting of restricted stock awards is based on the Company’s closing market price of its common stock on the date of vesting.

PENSION BENEFITS

For Fiscal Year Ended September 30, 2013

Name(1)	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(2) ($)
William E. Saxelby	Landauer, Inc. Retirement Plan	4	170,083
R. Craig Yoder	Supplemental Key Executive Retirement Plan of Landauer, Inc.	26	41,873
	Landauer, Inc. Retirement Plan	26	1,627,338

(1)Mr. Burke, Mr. Kaminski and Mr. Kennedy are not eligible for pension benefits.

(2)Information on the valuation method and material assumptions applied in calculating the present value of accumulated benefit is set forth in the footnote “Employee Benefit Plans” of the Notes to Consolidated Financial Statements of Landauer’s 2013 Annual Report on Form 10-K.

NONQUALIFIED DEFERRED COMPENSATION

For Fiscal Year Ended September 30, 2013

Name	Registrant Contributions in Last FY(1) ($)	Aggregate Earnings (Losses) in Last FY ($)	Aggregate Balance at Last FYE(2) ($)
William E. Saxelby(3)	44,478	129,097	1,693,416
Michael K. Burke	26,841	2,229	48,560
R. Craig Yoder	20,432	14,327	173,896
Michael P. Kaminski	12,082	-	12,082
Michael R. Kennedy	18,540	7,642	26,182

(1)The amounts in this column represent the annual Company contributions earned during fiscal 2013, which the Company will credit to the executives’ accounts during fiscal 2014.  These amounts are included in the Summary Compensation Table as All Other Compensation.

(2)The aggregate balance at September 30, 2013 includes compensation, which was reported for the executives in previous years.

(3)Mr. Saxelby’s amount includes an additional $1,323,684, credited to his account in fiscal 2010 upon cancellation of his benefit under the Supplemental Key Executive Retirement Plan per the terms of his amended employment agreement.

Deferred Compensation Plan

Landauer established the NQ Excess Plan effective April 1, 2009.  Under the NQ Excess Plan, certain employees, including the Company’s executive officers, are entitled to (a) receive Company contributions based on a percentage of base pay, and (b) elect to defer up to 60% of base pay and up to 100% of commissions and bonuses, subject to the authority of the committee that administers the plan (the “Plan Committee”) to specify a different maximum percentage of compensation that may be deferred.  Bonuses include performance-based compensation contingent upon the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least twelve months and fiscal year compensation services performed during a period of one or more consecutive fiscal years of the Company and payable after the period of service has concluded.  Participants’ account balances under the NQ Excess Plan are adjusted to track the investment returns of mutual funds selected by the participants from a menu of mutual funds selected by the Plan Committee.  Participants may change their investment elections as frequently as permitted by the Plan Committee.

Except as provided in the provisions applicable to Mr. Saxelby described below, (1) amounts attributable to Company contributions and voluntary deferrals that are payable under the NQ Excess Plan as a result of death, disability or separation prior to retirement (defined as separation after the earlier of (i) age 55 and the completion of at least 10 years of service or (ii) age 65) are distributed in the form of a lump sum payment, (2) amounts attributable to Company contributions that are payable as a result of retirement are distributed in 5 annual installments and (3) amounts attributable to voluntary deferrals that are payable as a result of retirement are distributed in either a lump sum payment or in annual installments over a period of 2 to 5 years, as elected by the participant.   Amounts attributable to voluntary deferrals may also be distributed prior to separation in either a lump sum payment or in annual installments over a period of 2 to 5 years commencing on a date specified by the participant, which is at least 2 years after the beginning of the applicable deferral period.

The May 1, 2009 Amendment to Mr. Saxelby’s Employment Agreement provided that on September 28, 2010 (or such earlier date on which his employment terminates under certain circumstances described in the Employment Agreement under which Mr. Saxelby would have been eligible for the Supplemental SERP Benefit), the Company credited approximately $1.3 million to Mr. Saxelby’s account in the NQ Excess Plan.  This amount reflects the expected then present value of the Supplemental SERP Benefit.  Distribution of this amount shall be made in the form of a life annuity, subject to Mr. Saxelby’s right to elect to be paid this amount in a lump sum.

Severance Agreements

Landauer has entered into employment agreements with certain of its executives.  Generally these agreements provide that in the event of termination of employment under certain circumstances by Landauer other than for cause, death, disability or voluntary termination, as defined in the respective employment agreements, the executive will be entitled to continuation of base salary, prorated or average annual bonuses and certain other benefits.  In the cases of termination without cause and termination for good reason, the terms of Mr. Saxelby’s agreement provide for a lump-sum cash payment equal to two times the sum of his base salary and the average of his annual incentive bonus earned for the last three fiscal years.  Per the terms of Dr. Yoder’s agreement, in the cases of termination without cause and termination for good reason, Landauer would continue to pay his base salary, annual bonus based on the average of the prior three fiscal years bonuses as percentages of his base salary during those prior three fiscal years, and all other benefits for a period of twenty-four months following such termination, however, these amounts may be offset, to a defined limit, by any compensation earned from employment with a new employer during such severance period.  If employment had been terminated as of September 30, 2013, the lump sum cash payments payable to Mr. Saxelby and Dr. Yoder under these agreements would have been approximately $1,605,000 and $696,000, respectively.    All NEOs are also entitled to receive other benefits, such as vested pension, vested stock or options, and continuation of health and life benefits, which are available to all employees in those situations.

The Company maintains the Landauer, Inc. Executive Special Severance Plan as amended and restated on November 12, 2009 (the “Severance Plan”) in which certain of Landauer’s executives, including Mr. Saxelby, Mr. Burke, Dr. Yoder, Mr. Kaminski and Mr. Kennedy participate.  Under the Severance Plan, in the event of a change in control if, (i) the executive’s employment is terminated involuntarily without cause or is terminated by the executive for good reason, as defined in the plan, within two years following a change in control,  the executive will receive a lump sum payment equal to three times, in the case of Mr. Saxelby, or two times, in the case the other NEOs, the sum of:  (i) the highest annual rate of the executive’s base salary during the 12-month period immediately prior to his termination and (ii) the greater of the executive’s target annual bonus for the year of termination or a bonus calculated based on the average of the prior three fiscal years bonuses as percentages of the executive’s base salary during those prior three fiscal years.  The terminated executive also will receive continued medical, dental and life insurance coverage for up to three years, in the case of Mr. Saxelby, or up to two years, in the case of the other NEOs, as well as outplacement services.  The Severance Plan requires the executive to enter into a noncompetition/nonsolicitation agreement and execute a general release of claims against Landauer and its affiliates to receive the severance payments and benefits described above.

Additionally, the Severance Plan provides that, immediately upon a change in control, all of the executive’s outstanding stock options and other equity awards become exercisable, or vested, in full, and any outstanding stock options will remain exercisable until the earlier of the first anniversary of the executive’s termination of employment or the original expiration date of the option.

For purposes of the Severance Plan, a “change in control” generally means (i) certain acquisitions of 30% or more of the then outstanding shares of the Company’s common stock, (ii) a change in the Board of Directors resulting in the incumbent directors ceasing to constitute at least a majority of the Board of Directors, (iii) the consummation of a reorganization, merger or consolidation, or sale or disposition of all or substantially all of the assets of Landauer (unless, among other conditions, Landauer’s stockholders receive more than 60% of the stock of the resulting company) or (iv) the consummation of a plan of complete liquidation or dissolution of Landauer.

Our Severance Plan does not provide for any excise tax gross-up.  Rather, it provides that if benefits and payments provided under the  Plan  would trigger an excise tax  under Section 4999 of the Internal Revenue Code, those benefits will either (i) be reduced to a level where such excise tax would not apply or (ii) remain unchanged  and be subject to the excise tax, depending on which outcome would result in a better after-tax result to the participant.

PAYMENTS UPON TERMINATION FOLLOWING A CHANGE IN CONTROL

Assuming termination on September 30, 2013

Name (1)	Severance Pay(2) ($)	Option Exercises and Stock Vesting(3) ($)	Retirement Plan Benefits(4) ($)	Continued Perquisites and Benefits(5) ($)	Tax Gross Up(6) ($)	Total ($)
William E. Saxelby	2,668,703	2,260,758	-	32,501	518,730	5,480,692
Michael K. Burke	1,002,050	561,701	26,841	63,583		1,654,175
R. Craig Yoder	762,782	275,366	-	63,583		1,101,731
Michael P. Kaminski	980,000	315,085	12,082	64,461		1,371,628
Michael R. Kennedy	692,160	246,155	18,540	64,461	137,101	1,158,417

 (1)Mr. Kaminski was hired by the Company and appointed President, Radiation Measurement, effective April 15, 2013.

(2)Amounts represent lump-sum cash payments equal to three times base salary, in the case of Mr. Saxelby, or two times base salary, in the case of all other NEOs, AND the greater of the target annual bonus for the year of termination OR a bonus calculated based on the average of the prior three fiscal years bonuses as percentages of the executive’s base salary during those prior three fiscal years.

(3)Amounts equal the number of shares of restricted stock outstanding at September 30, 2013 multiplied by the closing price of $51.25 for the Company’s common stock on September 30, 2013, and the gain on options outstanding at September 30, 2013, assuming exercise at a price of $51.25 per share, for Mr. Saxelby, $128,500, and Dr. Yoder, $26,700.

(4)Amounts represent accumulated unvested Company contributions under the NQ Excess Plan which immediately vest and are paid upon termination following a change in control.

(5)Amounts include continued medical, dental and life insurance coverage for up to 3 years, in the case of Mr. Saxelby, and 2 years for all others, as well as outplacement services.

(6)Amounts for tax gross-up if an Internal Revenue Code Section 280G excise tax penalty is imposed for excess parachute payments, however, the payments and vesting would be reduced to the extent that it results in the NEO receiving a greater after-tax amount.

Compensation of Directors

During fiscal 2013, each non-employee director was paid an annual retainer in the amount of $42,000.  The non-

executive Chairman of the Board received an additional annual retainer of $50,000.  The Audit Committee Chair received an additional annual retainer of $15,000.  Each of the Compensation and Governance & Nominating Committee Chairs received an additional annual retainer of $10,000.  All retainers are paid quarterly.

Landauer maintains a long-term incentive plan, as approved by stockholders, under which non-employee directors receive annual grants of restricted stock or restricted stock units.  During fiscal 2013, the value of the annual equity grant to non-employee directors was $103,022.  In February 2013, non-employee directors each were awarded grants of 1,779 restricted shares of common stock that vest ratably over the two years after the grant date.  If the director ceases to be a member of the Board for any reason other than disability, retirement on or after age 70, or death, each share subject to the award that has not vested prior thereto shall be forfeited by the director.  Non-employee directors who are appointed to the Board at other than the annual meeting date are granted a prorated award.  For directors, Landauer has a share ownership target of stock valued at three times their annual retainer.  Directors are not permitted, subject to approved exceptions, to sell shares of Landauer stock before meeting their applicable ownership goals.  Upon reaching the applicable ownership goal, the expectation is that the targeted ownership will be maintained by the director.

DIRECTOR COMPENSATION

For Fiscal Year Ended September 30, 2013

Name	Fees Earned or Paid In Cash ($)	Stock Awards(1,2) ($)	Total ($)
Robert J. Cronin	92,000	103,022	195,022
William G. Dempsey	52,000	103,022	155,022
Michael T. Leatherman	42,000	103,022	145,022
David E. Meador	57,000	103,022	160,022
Stephen C. Mitchell	52,000	103,022	155,022
Thomas M. White	42,000	103,022	145,022

(1)The amounts reported in this column are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.  A discussion of the assumptions used in the valuation of equity awards is set forth in Note 1 of the Notes to Consolidated Financial Statements of Landauer’s 2013 Annual Report on Form 10-K.

(2)Each director had 3,573 shares of restricted stock outstanding as of September 30, 2013.   In addition, Mr. Cronin had 1,500 option awards outstanding as of September 30, 2013.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of September 30, 2013 regarding the number of shares of Common Stock that may be issued under the Company’s equity compensation plans.  All equity compensation plans have been approved by the Company’s stockholders.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (1)
Equity compensation plans approved by security holders	72,500	$47.71	267,732
Equity compensation plans not approved by security holders	-	-	-
Total	72,500	$47.71	267,732

(1)This amount represents shares of Common Stock available for issuance of stock-based awards under the Landauer, Inc. Incentive Compensation Plan.  Any shares reserved for award and unused under the previous incentive plans were cancelled.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

As a matter of practice, the Board’s Audit Committee is responsible for review, approval or ratification of related person transactions for which disclosure would be required under Item 404(a) of Regulation S-K.  The Company requires that related person transactions be identified during its annual review process through completion of a director’s and officer’s questionnaire.    If a transaction should occur, management and the Audit Committee would assess the related facts and only allow for transactions that are in the best interest of the stockholders. This includes current or proposed transactions in which the Company was or is to be a participant, the amount involved exceeds $120,000, and in which any of the Company’s executive officers, directors, or greater than five percent stockholders, or any members of their immediate families has a direct or indirect material interest.

AUDIT COMMITTEE REPORT

Landauer’s Audit Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended September 30, 2013.  Additionally, the Committee has reviewed and discussed with management and the independent public accountants the Company’s unaudited interim financial statements as of and for the end of each of the first three fiscal quarters for the year ended September 30, 2013.  These discussions occurred prior to the issuance of news releases reporting such quarterly results and prior to the filing of the quarterly reports on Form 10-Q with the SEC.

The Committee discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, as adopted by the Public Company Accounting Oversight Board.

The Committee received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with the independent accountant the independent accountant’s independence.  In addition, the Committee considered whether the provision by the independent accounting firm of non-audit services is compatible with maintaining the independent accounting firm’s independence from management and the Company.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited fiscal year-end financial statements referred to above be included in the Company’s Annual Report on Form 10-K to be filed with the SEC for the fiscal year ended September 30, 2013.

Members of the Audit Committee:

David E. Meador, Chairman

Michael T. Leatherman

Thomas M. White

FEES BILLED BY INDEPENDENT PUBLIC ACCOUNTANTS

Audit Fees.  PricewaterhouseCoopers LLP fees for fiscal 2013 were $720,000 for professional services rendered for the audit of the Company’s annual financial statements and reviews of the interim financial statements included in the Company’s Quarterly Reports on Form 10-Q filed during the fiscal year.  For fiscal 2012, the fees in this category were $712,000.

Audit-Related Fees.  The Company incurred no fees for fiscal 2013 and fiscal 2012 for audit-related professional services.

Tax Fees.  PricewaterhouseCoopers LLP fees for fiscal 2013 were $73,000 for professional services rendered for tax compliance, tax advice and tax planning for the Company and its subsidiaries.  For fiscal 2012, the fees in this category were $263,700.

All Other Fees.  PricewaterhouseCoopers LLP did not have any other fees to the Company for fiscal.  Other fees for fiscal 2012 were $344,800 in connection with due diligence services related to the Company’s acquisition activities.

All audit and non-audit services provided by the Company’s principal accountants must be pre-approved by the Audit Committee.  Accordingly, policies and procedures were established whereby the Committee approves performance of all audit and non-audit services in advance.  Based in part on consideration of the non-audit services provided by PricewaterhouseCoopers LLP during fiscal 2013 and 2012, the Committee determined that such non-audit services were compatible with maintaining the independence of PricewaterhouseCoopers LLP.  The Committee approved 100% of the services described above.  The Company believes that none of the time expended on PricewaterhouseCoopers LLP’s engagement to audit the Company’s financial statements for fiscal 2013 and 2012 was attributable to work performed by persons other than PricewaterhouseCoopers LLP’s full-time, permanent employees.

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The stockholders will be asked at the Annual Meeting to ratify the appointment by the Audit Committee of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2014.  PricewaterhouseCoopers LLP, One North Wacker, Chicago, Illinois, has served as independent public accountants for Landauer since fiscal 2002, and it will be recommended to the stockholders that they ratify such appointment again.  The Audit Committee, comprised of David E. Meador, Michael T. Leatherman and Thomas M. White, has approved this appointment.  Representatives of PricewaterhouseCoopers LLP will be present at the meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

If a quorum is present, in order to ratify the appointment of PricewaterhouseCoopers LLP as Landauer’s independent registered public accounting firm for the fiscal year ending September 30, 2014, a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote on such proposal must vote in favor of it.

The Board of Directors and the Audit Committee recommend a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Landauer for the fiscal year ending September 30, 2014.

NON-BINDING ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act of 1934, the Company asks that you indicate your approval, on a non-binding basis, of a resolution relating to the compensation of its named executive officers as disclosed in this Proxy Statement under the heading “Executive Compensation” (commonly referred to as a “say-on-pay vote”).    Since your vote on this resolution is a non-binding advisory vote, it will not be binding on the Board of Directors.  However, the Board of Directors and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.  Consistent with the direction of our stockholders, the say-on-pay vote is held on an annual basis until the next non-binding stockholder vote on the frequency with which the say-on-pay vote should be held.

As disclosed in the “Compensation Discussion and Analysis”, Landauer designs its compensation program to maintain a performance and achievement-oriented environment throughout the Company, while ensuring the program does not create unnecessary or excessive risk.  The goals of the Company’s executive compensation program are to:

•	Attract and retain highly talented executives capable of delivering long-term success;
•	Align the executives’ interests with the interests of Landauer’s stockholders; and
•	Motivate executives to achieve the Company’s short and long-term business objectives via a performance-driven incentive program through legal and ethical means.

Consistent with these goals and also as disclosed in the “Compensation Discussion and Analysis”, the Board has developed and approved an executive compensation philosophy to provide a framework for the Company’s executive compensation program.  The key components of this philosophy are:

•

Total compensation will be targeted to be competitive with the marketplace in which executive talent is recruited.  “Competitive” is defined as around the 50th percentile using market compensation information;

•	The mix of compensation elements is designed to reflect strategic business needs;
•	Incentive compensation is tied to short-term goals and long-term strategic plans in a balanced manner so that it supports the Company’s efforts to achieve long-term success;
•	The degree of compensation at risk will positively correlate to responsibility level;
•	Performance is assessed on both financial and non-financial goals using qualitative and quantitative metrics;
•	Compensation is differentiated based on factors that are relevant to each form of compensation; and
•	The executives’ interests should be aligned with those of the Company’s stockholders through executive stock ownership.

If a quorum is present, in order to approve the resolution below, a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote on such proposal must vote in favor of the resolution.

RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.

The Board of Directors recommends a vote FOR the approval of the resolution above relating to the compensation of the Company’s named executive officers.

STOCKHOLDER PROPOSALS

Proposals to be presented by stockholders at the Annual Meeting scheduled for February 19, 2015 must be received by Landauer not later than September 8, 2014 in order to be considered for inclusion in Landauer’s proxy statement and form of proxy relating to that meeting.  Such proposals may be included in next year’s proxy statement if they comply with certain rules and regulations of the SEC.  In addition, under Landauer’s by-laws, nominations for directorships and stockholder proposals to be acted on at the 2015 Annual Meeting only may be made pursuant to written notice received at Landauer’s principal office on or after October 23, 2014 and on or before November 22, 2014.

Landauer’s by-laws provide that notice of a stockholder nomination for director must set forth, as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.  Such notice must also set forth, as to the stockholder making the nomination, (i) the name and record address of such stockholder, (ii) the class and number of shares of capital stock of the corporation that are beneficially owned by such stockholder, and (iii) certain other descriptions of any agreement or arrangement with respect to the nomination between the stockholder and beneficial owner, if any.  If the chairman of the stockholder meeting determines that a stockholder nomination was not made in accordance with the procedure set forth in the bylaws, he shall so declare to the meeting and the defective nomination shall be disregarded.

Nominations for director and stockholder proposals should be directed to Landauer, Inc., 2 Science Road, Glenwood, Illinois 60425-1586; Attention: Corporate Secretary.

MISCELLANEOUS

Landauer’s Proxy Statement and 2013 Annual Report on Form 10-K were made available to stockholders on the Internet beginning on or around January 7, 2014.

The Board of Directors does not know of any business that will come before the meeting except the matters described in the notice.  If other business is properly presented for consideration at the meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters.

In the event that a quorum is not present when the meeting is convened, it is intended that the proxies will be voted in favor of adjourning the meeting from time to time until a quorum is obtained.

MICHAEL K. BURKE

Senior Vice President and Chief Financial Officer

January 7, 2014

*** Exercise Your *Right* to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on February 20, 2014.

LANDAUER, INC.

Meeting Information

Meeting Type: Annual Meeting
For holders as of: January 6, 2014
Date: February 20, 2014 **Time:** 10:00 AM Local
Location: 8755 West Higgins Road
Chicago, Illinois

LANDAUER, INC.
2 SCIENCE ROAD GLENWOOD,
IL 60425-1586

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

M65190-P45674

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Before You Vote

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT FORM 10-K

How to View Online:
Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com.*

How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET*: www.proxyvote.com
2) *BY TELEPHONE*: 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) in the subject line.
Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before February 6, 2014 to facilitate timely delivery.

How To Vote

Please Choose One of the Following Voting Methods

M65191-P45674

Vote In Person: Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to *www.proxyvote.com.* Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) available and follow the instructions.

Vote By Telephone: To vote now by telephone, call 1-800-690-6903. Use any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

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The Board of Directors recommends that you vote FOR the election of the nominees for Director listed in Proposal 1 and FOR Proposals 2 and 3.

1. Election of Directors

   Nominees:

   01) Robert J. Cronin
   02) William G. Dempsey
   03) William E. Saxelby

3. To approve, by non-binding advisory vote, executive compensation.

M65192-P45674

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M65099-P45674

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LANDAUER, INC.

The Board of Directors recommends that you vote FOR the election of the nominees for Director listed in Proposal 1 and FOR Proposals 2 and 3.

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees:

01) Robert J. Cronin
02) William G. Dempsey
03) William E. Saxelby

	For	Against	Abstain
2. To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending September 30, 2014.	☐	☐	☐
3. To approve, by non-binding advisory vote, executive compensation.	☐	☐	☐

NOTE: Please sign as your name appears hereon. When shares are registered in the names of two or more persons, whether as joint tenants, as community property or otherwise, both or all of such persons should sign. When signing as attorney, executor, administrator, trustee, guardian or another fiduciary capacity, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized person. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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PROXY LANDAUER,

INC.

Shares Owned Through the Landauer, Inc.
401(k) Retirement Savings Plan

If shares of Landauer, Inc. Common Stock are issued to or held for the account of the undersigned under the Landauer, Inc. 401(k) Retirement Savings Plan, the undersigned hereby directs State Street Bank and Trust Company, Trustee, to vote, as directed on this card, the shares of Landauer, Inc. common stock which are allocated to the undersigned's account, at the Annual Meeting of Stockholders and at any adjournments thereof. In its discretion the Trustee is authorized to vote upon any other business that properly may come before the meeting. These instructions shall be held in the strictest confidence by the Trustee. If no direction is made, the Trustee will vote allocated shares for which it receives no instructions in the same proportion as the allocated shares for which voting instructions have been received.

Your voting instructions must be received by the Trustee by 8:00 AM Eastern Time on Tuesday, February 18, 2014, to allow sufficient time for processing.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M65100-P45674

PROXY

LANDAUER, INC.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, February 20, 2014
10:00 A.M. Local Time
8755 West Higgins Road
Chicago, Illinois

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert J. Cronin and William E. Saxelby, and each of them, the attorneys and proxies of the undersigned, with power of substitution to vote all the shares of Landauer, Inc. Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on February 20, 2014, and at any adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted FOR the election of the nominees for Director listed in Proposal 1 and FOR Proposals 2 and 3. Additionally, the votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other business as may properly come before the Annual Meeting.

Please complete, sign and date on reverse side and mail in enclosed envelope.

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